Exhibit 1.4
CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD.
700 WEST GEORGIA STREET, 25TH FLOOR
VANCOUVER, BC V7Y 1B3
February 1, 2010
Autorité des marchés financiers
Stock Exchange Tower
800 Victoria Square, 22nd Floor
P.O. Box 246
Montreal, QC H4Z 1G3
Dear Sirs/Mesdames:
CRCC-Tongguan Investment (Canada) Co., Ltd. — Offer to Acquire Corriente Resources Inc.
The undersigned, on behalf of CRCC-Tongguan Investment (Canada) Co., Ltd. (the “Offeror”), hereby confirms, pursuant to section 4.5 of Multilateral Instrument 62-104, that the offer (the “Offer”) made by the Offeror today to acquire all of the common shares of Corriente Resources Inc. (the “Offeree Company”), including all common shares issued after the day hereof and prior to the expiry time of the Offer, meets the following conditions:
1. the Offeror has been advised by the Offeree Company that the number of beneficial owners of securities of the class subject to the Offer in Québec is fewer than 50;
2. the Offeror has been advised by the Offeree Company that the securities held by the beneficial owners referred to in paragraph 1 above constitute, in aggregate, less than 2% of the outstanding securities of that class;
3. security holders in Québec are entitled to participate in the Offer on terms at least as favourable as the terms that apply to the general body of security holders of the same class; and
4. at the same time as material relating to the Offer is sent by or on behalf of the Offeror to security holders of the class that is subject to the Offer, the material is filed and sent to security holders whose last address as shown on the books of the Offeree Company is in Québec.
Please be advised that the applicable $1,000 fee set forth in section 271.4.1 of the Regulation respecting securities (Québec) has been paid today through SEDAR.

Yours very truly,

CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD.
/s/ Shouhua JIN
Name:	Shouhua JIN
Title:	Chairman